DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 1998 AND DECEMBER 31, 1997

                                          June 30,       December 31,
                                            1998             1997
ASSETS

CASH AND CASH EQUIVALENTS                $  546,262       $  500,294
PROPERTY                                  2,926,758        3,181,412

OTHER ASSETS                                 82,242           37,660

TOTAL                                    $3,555,262       $3,719,366


LIABILITIES AND PARTNERS' EQUITY


LIABILITIES                              $  560,709       $  544,144

PARTNERS' EQUITY:
     General Partners                       (77,821)         (76,015)
     Limited Partners                     3,072,374        3,251,237

  Total partners' equity                  2,994,553        3,175,222

TOTAL                                    $3,555,262       $3,719,366

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997


                                          June 30,          June 30,
                                            1998              1997

REVENUES:

Rental Income                            $  531,898        $  488,690
Interest                                      3,619             2,284
     Total revenues                         535,517           490,974

EXPENSES:

Operating Expenses                          328,801           356,492
General and administrative                   47,718            41,901
     Total expenses                         376,519           398,393


NET INCOME                               $  158,998        $   92,581


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  157,408        $   91,655
    General partners                          1,590               926

TOTAL                                    $  158,998        $   92,581

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.56        $     3.82


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                          June 30,           June 30,
                                            1998               1997

REVENUES:
Rental Income                            $1,053,622        $ 957,377
Interest                                      6,325            4,913
Total revenues                            1,059,947          962,290

EXPENSES:
Operating Expenses                          638,714          655,862
General and administrative                  117,054          104,326
Total expenses                              755,768          760,188

NET INCOME                               $  304,179        $ 202,102

AGGREGATE NET INCOME ALLOCATED TO:
 Limited partners                        $  301,137        $ 200,081
 General partners                             3,042            2,021
TOTAL                                    $  304,179        $ 202,102

NET INCOME PER LIMITED
  PARTNERSHIP UNIT                           $12.55            $8.34

LIMITED PARTNERSHIP UNITS USED
  IN PER UNIT CALCULATION                    24,000           24,000


See accompanying notes to financial statements (unaudited)




STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1996           ($71,568)     $3,691,570   $3,620,002

NET INCOME                               2,021         200,081      202,102
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

EQUITY AT JUNE 30, 1997               ($74,395)     $3,411,651   $3,337,256

EQUITY AT DECEMBER 31, 1997           ($76,105)     $3,251,237   $3,175,222

NET INCOME                               3,042         301,137      304,179
DISTRIBUTIONS                           (4,848)       (480,000)    (484,848)

EQUITY AT JUNE 30, 1998               ($77,821)     $3,072,374   $2,994,553


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                        June 30,          June 30,
                                          1998              1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 304,179          $ 202,102

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         254,654            254,654

    Changes in assets and
	liabilities:

     Increase in other assets            (44,582)           (44,625)

     Increase(Decrease)in liabilities     16,565             (9,830)

Net cash provided by
   operating activities                  530,816            402,301



CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (484,848)          (484,848)

NET INCREASE(DECREASE)IN CASH AND
    CASH EQUIVALENTS                      45,968            (82,547)

CASH AND CASH EQUIVALENTS:

     At beginning of period              500,294             481,301
     At end of period                  $ 546,262           $ 398,754


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1998, and for the periods ended June 30, 1998, and 1997, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at June 30, 1998, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,662,434
        Equipment                                  55,058
        Total                                   9,807,292
        Less: Accumulated Depreciation        ( 6,880,534)
        Property - Net                       $  2,926,758

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.